UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 5, 2008
EMULEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-31353	51-0300558

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3333 Susan Street
Costa Mesa, California 92626
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (714) 662-5600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 10.2

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Amendment to Executive Bonus Plan
On September 5, 2008, the Compensation Committee of the Board of Directors of Emulex Corporation (the “Company”) approved certain amendments to the Emulex Corporation Executive Bonus Plan (as amended, the “Bonus Plan”) and established the Bonus Plan participants for fiscal 2009. The Bonus Plan is intended to provide incentives to corporate officers, executive officers, operating officers, senior vice presidents, vice presidents and senior directors in the form of quarterly cash bonus payments based on Company performance against net revenue and net operating income targets established periodically and, in certain circumstances, other specified business goals. Actual goals for measurement purposes are the Company’s fiscal annual operating plan that is approved by the Board of Directors. In addition, a discretionary bonus for recognition of extraordinary contributions to the success of the company may be recommended by the Chief Executive Officer. All bonus recommendations are subject to the approval of the Compensation Committee.
     Each participant in the Bonus Plan has a quarterly target award opportunity expressed as a percentage of quarterly gross base salary at the end of the quarter in question. The quarterly target award opportunity for participants range from 10% to 90% of quarterly base salary (the “target award percentage”). Target award percentages for executive officers generally range from 50% to 90%.
     Each participant’s quarterly bonus is weighted based upon achieving a combination of corporate performance goals. For example, 45% of an executive officers bonus may be based upon achievement of net revenue performance goals with the remaining 55% of the bonus based on achievement of net operating income performance. Targeted quarterly bonuses are further adjusted by application of an accelerator formula pursuant to which bonuses are increased to reward for over-achievement of targets and decreased to minimize bonus payments for performance below targeted levels. For example, if quarterly net revenue is 10% more than targeted net revenue, the bonus attributable to achievement of net revenue targets for such quarter will generally be 15 percent above the targeted bonus amount. Similarly, if quarterly revenue is 10% less than targeted net revenue, the bonus attributable to achievement of net revenue targets for such quarter will be decreased by 15% percent from the targeted bonus amount.
     Net revenue and net operating income bonuses are treated separately regardless of the award formula. However, no net revenue bonus or net operating income bonus will be paid for a given quarter unless at least 80% of the corresponding net revenue or net operating income goal, as the case may be, is achieved. In addition, no bonus payout of any kind shall be made if net operating income is less than 50% of the applicable net operating income goal.

     In addition to the components based on net revenue and net operating income, a participant’s cash award may be adjusted by a Performance Contribution Factor (PCF) which represents the level of the employee’s contribution to the company’s results for the quarter based on the objectives set forth for that participant at the beginning of the quarter. The payment made to the participant will be the bonus amount multiplied by the PCF. The PCF can range from 0.9 to 1.1 but PCF’s other than 1.0 will generally only be applied as an exception.
     A participant must be an employee for the entire quarter to be eligible for a quarterly bonus. Quarterly bonuses are generally paid 30 days following the end of each quarter. Award formulas under the Bonus Plan are established for a fiscal year and may be modified, extended, or canceled annually at the discretion of the Compensation Committee.
Correction of Summary of Executive Compensation Arrangements.
     As previously disclosed in the Company’s Current Report on Form 8-K filed on August 28, 2008 (the “Prior Form 8-K”), the Compensation Committee of the Board of Directors of the Company increased the annual base salaries of its named executive officers and eliminated certain benefits for such officers. The Prior Form 8-K contained certain incorrect information regarding base salaries and eliminated benefits. Attached as Exhibit 10.2 to this Form 8-K and incorporated herein by this reference is a corrected summary of the amended compensation of the named executive officers that reflects the modification necessary to correct the information contained in the Prior Form 8-K: (i) the base salary of Marshall Lee is now correctly listed as $328,520, (ii) the base salary of Michael Rockenbach is now correctly listed as $366,978, (iii) the $2,500 per year tax preparation reimbursement is now correctly reflected as an eliminated benefit, and (iv) the $5,000 per year out of pocket health care expense reimbursement is now correctly reflected as a continuing benefit. The attached Exhibit 10.2 replaces Exhibit 10.1 to the Prior Form 8-K.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits

Exhibit Number	Exhibit Title or Description

10.1	Executive Bonus Plan of Emulex Corporation, as amended

10.2	Amended Description of Compensation Arrangements for Certain Executive Officers

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMULEX CORPORATION
(Registrant)

Date: September 10, 2008	By:	/s/ James M. McCluney
James M. McCluney,
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

10.1	Executive Bonus Plan of Emulex Corporation, as amended

10.2	Amended Description of Compensation Arrangements for Certain Executive Officers